                                                                   Exhibit 10.15

                                                                  Conformed Copy

                         ==============================

                          TRANSITION SERVICES AGREEMENT

                                     between

                                     NFC PLC

                                       and

                             NA HOLDING CORPORATION

                                 ===============

                          Dated as of November 19, 1999

                                 ===============

                         ==============================

                          TRANSITION SERVICES AGREEMENT

            This TRANSITION SERVICES AGREEMENT (together with all schedules hereto, this "Agreement") dated as of November 19, 1999 between NA Holding Corporation, a Delaware corporation (the "Buyer") and NFC PLC, a company organized under the laws of England and Wales ("NFC").

                               W I T N E S E T H:

            WHEREAS, pursuant to the terms of the Acquisition Agreement, dated as of September 14, 1999, between Buyer and NFC (the "Acquisition Agreement"), as of the date hereof (i) NFC and certain subsidiaries of NFC have sold all of the issued and outstanding stock of the Allied Van Lines, Inc. and the other Target Subsidiaries listed on Annex B to the Acquisition Agreement to the Buying Group; (ii) Pickfords Ltd. has issued a certain number of shares in its capital to the Buying Group; and (iii) NFC Canada Ltd., a company organized under the laws of Canada has sold all of the assets used or held for use in connection with the Moving Business as conducted in Canada to the Buying Group (capitalized terms used herein without definition shall have the meanings set forth in the Acquisition Agreement);

            WHEREAS, the Acquisition Agreement provides that NFC shall enter into a transition services agreement with the Buyer pursuant to which NFC and certain of its Affiliates (each, a "Service Provider" and collectively, the "Service Providers") will provide certain services to the Company Group upon the terms hereof; and

            WHEREAS, the parties desire hereby to set forth the terms and conditions upon which the Service Providers will provide the services described on Schedule A hereto (the "Services") to the Company Group following the Closing for a limited period of time;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                              PROVISION OF SERVICES

            1.1. Provision of Services. (a) In accordance with the terms and provisions of this Agreement, NFC shall provide, and shall cause its Affiliates to provide, the Services to the Company Group upon the terms set out in Schedule A, until the expiration date set forth on Schedule A for each such Service (the "Expiration Date") for the monthly fee as set forth for such Service on Schedule A, as Schedule A may be amended from time to time in accordance with the procedures set forth in
Section 3.2 hereof.

            (b) Services shall be provided in the manner and at a level of quality and performance consistent with past practice during the 12-month period preceding the date hereof, and NFC shall be under no obligation to perform the Services at any higher level of quality and performance. In providing the Services hereunder, NFC may use such personnel of NFC or its Affiliates as NFC deems necessary or appropriate, or may employ the services of third parties to the extent such third party services are routinely utilized to provide such services to NFC or are reasonably necessary to the efficient performance of any such Services, provided that such third party services shall be of substantially similar quality to Services provided during the 12-month period preceding the date hereof. NFC shall use its commercially reasonable best efforts to obtain all third party consents, waivers and approvals required to provide any Service pursuant to this Agreement (other than in respect of the use of the HYPERION software with respect to which the provisions of clause (c) of this Section 1.1 shall govern). To the extent that the Buyer requires any additional licenses to receive any Service in relation to software, hardware or other equipment (including, without limitation, telecommunications equipment) used to provide such Service the Buyer shall cooperate and give reasonable assistance to NFC in obtaining such additional licenses or in the alternative to obtain extensions to appropriate third party licenses held by NFC or its Affiliates. The cost of obtaining any such consents, approvals or licenses shall (unless such licenses are required as a result of an increase in the number of users) be borne in the following manner: NFC shall bear the first (pound)50,000 in aggregate of costs; thereafter, all costs shall be borne equally by NFC and the Buyer. The Buyer acknowledges and agrees that to the extent the number of users using the Services is higher than the number of users using such Services prior to the Closing Date, the Buyer alone shall bear the costs of license fees in respect of such additional users. To the extent that such additional licenses, consents or permissions are not so obtained, the Buyer and NFC shall cooperate to determine an alternative to the Services and shall bear the costs of such alternative services equally.

            (c) In respect of the use by the Company Group of the HYPERION software used by NFC (the "HYPERION Software"), the Buyer and NFC agree that neither party shall make contact with or enter into discussions or negotiations with the owners of the HYPERION Software without consulting with the other party. NFC agrees that it shall or shall procure that its Affiliates give all reasonable assistance to the Buyer and its Affiliates for the purpose of obtaining any consent, waiver or approval for the use of the HYPERION Software and/or to secure the provision of the Service(s) utilizing the HYPERION Software, including without limitation making appropriate representatives of the Buyer or the Company Group available to meet with the owners of the HYPERION Software and to attend demonstrations by said owners.

            (d) For purposes of this Agreement, "Affiliate" shall mean, with respect to any person, (I) any person that directly or indirectly controls, is controlled by or under common control with, such person, or (ii) any director, officer, partner, member or employee of such person.

            1.2. Access. The Company Group or its Affiliates shall, upon reasonable prior notice, give such reasonable access during normal business hours at such premises as NFC or any Service Provider or any of its or their representatives reasonably require and shall make available on a timely basis to the relevant Service Provider all information and materials reasonably requested by it or any of them to enable it or them to provide the Services. The Buyer agrees to procure that Pickfords Limited shall grant NFC and its employees, representatives and agents a licence to enter onto the premises at Enfield and to use the fueling facilities there for the purpose of re-fueling vehicles and for fulfilling its obligations to maintain the said facilities, such licence to remain until the Expiration Date in respect of the Services with respect to Fuel set forth on Schedule A.

            1.3. Buyer Obligations. The Company Group shall (i) use reasonable efforts to cooperate with, assist and provide information to each of the Service Providers to enable such Service Providers to perform the Services, (ii) comply with the terms of and obligations under licenses, permits, consents or other agreements held by NFC or any of its Affiliates or to which NFC or any of its Affiliates is a party which are used in the provision of the Services, to the extent that NFC or such Service Provider has informed the Company Group of such terms and obligations, and (iii) take or maintain appropriate steps to ensure the integrity of the Service Providers' business systems when using or receiving Services, including, without limitation, taking appropriate steps to guard against computer viruses or "logic bombs" being introduced by the Company Group.

            1.4. Maintenance of Records. NFC shall make available for inspection by the Buying Group and the Company Group or their representatives and agents, during regular business hours and upon reasonable notice, records that (a) the Service Providers have prepared or maintained in providing the Services or (b) the Buying Group or the Company Group has reasonably requested that the Service Providers prepare or maintain; provided, however, that any such inspection by the Buying Group or the Company Group or their representatives or agents shall be conducted in a manner which does not unreasonably interfere with the operation of the day-to-day business affairs of such Service Provider. The Company Group shall pay the costs of any such inspection.

            1.5. Priorities. In providing Services, each Service Provider shall accord the Company Group's work on the Services substantially the same priority as it accords its own operations.

            1.6. Omitted Services. To the extent that any material service was provided during the three months Prior to Closing to the Company Group by a Service Provider or other Affiliate of NFC is not included on Schedule A to this Agreement as of the date hereof was not disclosed by NFC to the Buyer prior to the date hereof but is identified by the Buyer after the Closing (an "Omitted Service") and the Buyer reasonably believes that the provision of such Omitted Service is reasonably required by the Company Group, the parties agree that such Omitted Service shall, upon written notice from Buyer to NFC, be added to the Services, and Schedule A shall be amended to include such Omitted Service, and the appropriate Service Provider or other Affiliate of NFC shall begin rendering such Omitted Service as soon as possible but in any event within the shorter of three business days or five calendar days from the receipt of such notice. The cost of providing such Omitted Service shall be the actual amount invoiced to NFC in respect of the service provided to the relevant member of the Company Group or the avoidable cash costs (i.e., the cash costs the Service Provider would not have incurred if it were not providing the Omitted Service), which shall be set forth on Schedule A, as amended. The Expiration Date in respect of such Omitted Service shall be a date not later than six months after Closing and shall be specified by the Buyer in the notice. Notwithstanding Section 7.12 hereof, the parties agree that any amendment to Schedule A hereto to add an Omitted Service shall not require a separate signed agreement of the parties but the form of notice shall include a revised Schedule A indicating the revision and such revised Schedule A shall be deemed to be part of this Agreement from and after the date thereof.

            1.7. System Migration. Taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties hereto, the Buyer shall use all commercially reasonable efforts to replace the Services with non-NFC systems as soon as is reasonably practicable and in any event (except with respect to Services for which the parties have agreed to extend the term pursuant to Section 3.2) prior to the Expiration Dates for such Services, and NFC shall give the Buyer and the Company Group all reasonable assistance in connection with such migration. The parties hereto acknowledge that the foregoing may include the provision of services reasonably requested by the Buying Group or the Company Group in connection with the transition of the Company Group to non-NFC systems, including but not limited to migration of historical data, migration-specific enhancements and cooperation with and assistance to third party consultants engaged by the Buying Group or the Company Group in connection with the foregoing.

            1.8. Use of Services. Unless otherwise agreed in writing, the Company Group (i) shall not make materially greater use of the Services, on an average basis, than was made of the Services as they were provided to the Company Group, on an average basis, during the 12-month period preceding the date hereof, and (ii) with respect to any Services the provision of which requires the licensing of third party software, hardware, services or equipment on a per-user basis, the Company Group agrees that it will not allow a greater number of users to use the Services than used the Services as they were provided during the 12-month period preceding the date hereof. If the parties hereto shall agree in writing that the Company Group shall be permitted to make such greater use or allow such greater number of users, the Company Group shall pay such costs in connection therewith as shall be agreed by the parties in writing.

            1.9. System Changes. Upon consent of the Buyer, such consent not to be unreasonably withheld or delayed, NFC shall have the right to make such changes and modifications to the Services and the systems used to provide the Services or any part thereof as in NFC's reasonable discretion is necessary or desirable, provided that no such change or modification shall result in a material degradation in any Services. The parties hereby agree that no such modifications to the Services or the systems used to provide the Services shall result in any additional cost to the Buyer unless the Buyer shall have specifically agreed in writing to pay such additional costs.

            1.10. No Warranty. The Buyer hereby acknowledges that, to the extent that the Services have been provided in accordance with the provisions of clause 1.1, no warranty is given by NFC in respect of the fitness or suitability of any Service for any purpose whatsoever.

                                    SECTION 2

                                     PAYMENT

            2.1. Invoicing and Payment. The Buyer shall cause the relevant members of the Company Group to pay NFC, on behalf of all Service Providers or as NFC shall otherwise direct, for the Services rendered by any Service Provider during the preceding month within 30 days after receipt of an invoice from NFC for such Services, subject to receiving any appropriate support documentation for such invoice if reasonably requested by the Buyer, in accordance with the payment instructions specified therein or, if no instructions are so specified, in accordance with the standing payment instructions in effect from time to time between NFC and the relevant member of the Company Group.

            2.2. Expenses. The Buyer agrees to cause the relevant members of the Company Group to reimburse NFC within 30 days after receipt of an invoice from NFC, on behalf of all Service Providers or as NFC shall otherwise direct, for such reasonable out-of-pocket expenses as may be incurred by any Service Provider (and, for each expense exceeding (pound)500, approved in advance in writing by the Buyer, such approval not to be unreasonably withheld or delayed) in the course or on account of rendering of any of the Services hereunder. For all expenses, NFC shall provide written documentation of the amount and nature of such expenses.

            2.3. Taxes. All charges and expenses specified in this Agreement are expressed exclusive of any valued added tax, sales tax, goods and services tax or similar tax thereon but if applicable any such tax shall be charged at the then prevailing rate and the amount of any such tax will be separately stated on each invoice raised.

            2.4. Fees Payable upon Termination. Upon termination of any Service pursuant to a notice from the Buyer or NFC, as the case may be, pursuant to
Section 3.1, the monthly fee associated with such terminated Service shall be reduced accordingly and any obligation to pay fees relating to such terminated Service in subsequent months shall cease.

            2.5. Interest. If the Buyer fails to pay any of the charges (including expenses) for the Services when due, NFC shall be entitled to charge interest on the sum due (before and after any judgment) at the rate of 1% above the base rate in force from time to time of Midland Bank PLC, such interest to be calculated on a daily basis from the date upon which the sum became due.

                                    SECTION 3
                           TERM OF PARTICULAR SERVICES

            3.1. Term of Services. Subject to Section 6, the provision of Services shall commence on the date hereof and, with respect to each Service, shall terminate on the Expiration Date set forth on Schedule A for such Service, unless such Expiration Date has been extended pursuant to Section 3.2, provided, that the Buyer may terminate any Service, in whole or in part, upon not less than 30 days' written notice to NFC specifying the date of termination. A Service Provider may not cease to provide a Service (including any additional service agreed to in accordance with Section 3.2) hereunder prior to the Expiration Date for such Service, other than pursuant to and on the termination date specified in a notice from the Buyer pursuant to Section 3.1. In the event that the term of any Service is extended in accordance with Section 3.2, NFC shall have the right to terminate the provision of such Service in the event that NFC ceases to use such Service in its own operations or provide such Service to its Affiliates, upon 30 days' written notice to the Buyer specifying the Service (or part thereof) to be terminated and the date of termination; provided, however, that if NFC or its Affiliates make any arrangements with any third party for the provision of services equivalent to the Services terminated by NFC pursuant to this sentence, NFC shall use its commercially reasonable efforts to obtain an offer from such third party to the relevant member of the Company Group to provide such services upon terms and conditions that are substantially the same as the terms and conditions under which the equivalent Service was provided. A terminated Service shall cease to be provided on the termination date indicated in the notice from the Buyer or NFC, as the case may be.

            3.2. Extension of Services. Should the Buyer desire to extend the term of any Service (or part thereof) beyond its Expiration Date, representatives of the Buyer and NFC shall meet within 30 days after receipt of notice by NFC of a request to extend Services to discuss whether NFC is willing to provide such extension and, if so, the terms and conditions (including cost) upon which such extension will be provided but nothing in this Agreement shall oblige NFC or any of its Affiliates to provide any such extension. Any such extensions of the term of Services and their cost shall be effective as of the date of execution of an amendment to Schedule A by duly authorized representatives of NFC and the Buyer.

            3.3. Return of Materials. Upon the termination of a Service or Services with respect to which a Service Provider holds books, records, files, databases or computer software or hardware (including, but not limited to, current and archived copies of computer files) ("Materials") owned or leased by the Company Group and used by a Service Provider in connection with the provision of a Service or the Company Group holds Materials owned or leased by the Service Provider or NFC and used by the Company Group in connection with the provision of a Service, such Service Provider or the Company Group, as the case may be, will return all of such Materials promptly upon termination, but not later than 30 days after such termination. In the case of computer files or data, such Materials shall be delivered to the Service Provider or Company Group, as the case may be, in a format which can be read by the existing computer systems of entity receiving such Materials.

                                    SECTION 4
                                  FORCE MAJEURE

            4.1. Force Majeure. No liability shall result from any delay or failure in performance by either party resulting from any cause, condition or event beyond the reasonable control of the party affected, including but not limited to Acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, utilities, equipment, energy or transportation (each a "Force Majeure Event"). Either party claiming the benefit of this Section 4.1 shall promptly notify the other party in writing upon learning of the occurrence of any Force Majeure Event and upon such notice the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such party during the period of such disability. Upon the cessation of such Force Majeure Event, NFC will use its commercially reasonable efforts to resume its performance of the Services hereunder within 30 days of giving notice of such Force Majeure Event. If the Force Majeure Event continues to have effect for a period of more than 30 days, the party not claiming relief under this section shall have the right to terminate this Agreement immediately upon written notice of such termination to the other party.

                                    SECTION 5
                                    DILIGENCE

            5.1. Diligence. (a) Each of the Service Providers shall use reasonable, good faith efforts, diligence and care in providing the Services (NFC, for itself and its Affiliates having the intent to use that degree of effort, diligence and care that it would exercise in similar circumstances in carrying out its own business) and, in the absence of gross negligence, recklessness or willful misconduct on the part of a Service Provider, such Service Provider shall have no liability in providing Services to the Company Group for any injury, loss or damage of any nature whatsoever.

            (b) In performing its obligations under this Agreement, the Buyer shall use reasonable, good faith efforts, diligence and care (the Buyer, for itself and its Affiliates, having the intent to use that degree of effort, diligence and care that it would exercise in similar circumstances in carrying out its own business) and, in the absence of gross negligence, recklessness or willful misconduct on the part of the Buying Group or the

Company Group, the Buyer shall have no liability to any Service Provider for any injury loss or damage of any nature whatsoever.

            5.2. Obligation to Correct or Reperform. In the event of any breach of this Agreement by a Service Provider with respect to any error or defect in the provision of any Service, NFC shall, at the request of the relevant member of the Company Group, use its best efforts to correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Services without the payment of any further fees for the relevant Service by the Company Group.

                                    SECTION 6
                                   TERMINATION

            6.1. Termination. This Agreement shall terminate on the earlier to occur of (a) the last Expiration Date relating to any Service provided hereunder including any extension or additional service agreed upon in accordance with
Section 3.2 or (b) the date on which the provision of all Services have been terminated pursuant to Section 3.1.

            6.2. Effect of Termination. Sections 3.3, 5, 7.1 and 7.10 of this Agreement and this Section 6.2 shall survive any termination of this Agreement.

                                    SECTION 7
                                  MISCELLANEOUS

            7.1. Title to Data; Confidentiality. (a) Both parties agree not to disclose to others or use in any way except to further the purposes of this Agreement, without the written consent of the other, any information, documents or know-how which either receives from, or in respect of, the other in connection with this Agreement or which it obtains from the other by reason of the provision of the Services.

            (b) This obligation of confidentiality shall not apply to or (as the case may be) shall cease to apply to information that: (i) was generally known to the public prior to the date it was disclosed, or becomes generally known to the public subsequent to such disclosure through no fault of the receiving party, (ii) was properly received by the receiving party after the date hereof free of any obligation of confidentiality, (iii) was received subsequent to the disclosure hereunder from a third party who had a lawful right to disclose such information, (iv) was communicated to a third party by the disclosing party free of any obligation of confidentiality or non-disclosure subsequent to the time of the disclosure to the receiving party, (v) was required to be disclosed by law or the rules of the London Stock Exchange Limited or any governmental order, provided that the party required to make such disclosure shall, so far as is reasonably practicable to do so, provide prior written notice of such proposed disclosure to the other party, or
(vi) was independently developed by the receiving party.

            7.2. Title to Intellectual Property. The parties hereto agree that any Intellectual Property provided to a Service Provider by the Buying Group or the Company Group, and any derivative works, additions, modifications or enhancements thereof created by the other pursuant to this Agreement, are and shall remain the sole property of the member of the Buying Group or the Company Group owning such Intellectual Property. To the extent which data which is created in the course of the provision of the Services relates to the Moving Business, such data shall be the property of the Buyer, and all other data shall be the property of NFC. The Buyer acknowledges that as between the parties, all intellectual property rights in equipment (including any computers or associated peripherals) and software used in the provision of the Services (other than that owned or licensed by the Buyer) remain with NFC.

            7.3. Independent Contractor. Each of NFC and its Affiliates, on the one hand, and the Buying Group and the Company Group, on the other hand, is an independent contractor and, during the term hereof, the relationship between such parties is that of vendor and vendee. Neither of such parties (nor its agents or employees) shall under any circumstances be deemed agents, partners, joint venturers or representatives of the other. Neither of such parties shall have the right to bind the other party in any respect except as expressly provided herein.

            7.4. Dispute Resolution. All disputes not resolved at a local level between the parties out of or relating to this agreement shall be promptly referred, by either party, to Roger Mann (in respect of NFC) and Jeffrey Kaczka (in respect of the Buyer) for resolution who will, where necessary, negotiate in good faith to resolve such disputes. Use of this dispute resolution procedure shall not constitute a waiver of any right of either party. Performance under this agreement shall not cease or be delayed by virtue of the dispute resolution procedure hereunder.

            7.5. Notices. All notices, requests, instructions, approvals and other communications pursuant to this Agreement shall be given by hand delivery, facsimile transmission, registered or certified United States mail or by a nationally recognized overnight courier addressed:

            (a)   If to Buyer, to:

                  NA Holding Corporation.
                  5001 U.S. Highway 30 West
                  Fort Wayne, IN 46801
                  Attention:  General Counsel
                  Telecopy:  (219) 429-3135

                  With copies to:

                  Clayton, Dubilier & Rice, Inc.
                  375 Park Avenue
                  18th Floor
                  New York, New York  10152
                  Attention:  Kevin J. Conway
                  Telecopy:  (212) 407-5252

                  and:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York New York  10022
                  Attention:  Paul S. Bird
                  Telecopy:  (212) 909-6836

or to such other person or address as the Buyer shall furnish to NFC in writing.

            (b)   If to NFC or any Affiliate, to:

                  NFC PLC
                  66 Chiltern Street
                  London  W1M 2 LT
                  England
                  Attention: Company Secretary
                  Telecopy: (44-207) 224-2381

                  With a copy to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 E. 53rd Street
                  New York, New York 10022
                  Attention:  Kirk A. Radke
                  Telecopy: (212) 446-4900

or to such other person or address as NFC shall furnish to the Buyer in writing.

            All such notices, requests, instructions, approvals and other communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

            7.6. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

            7.7. Entire Agreement. This Agreement, including Schedule A hereto, together with the Acquisition Agreement together constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            7.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

            7.9. Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            7.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

            7.11. Assignment and Delegation. Neither this Agreement nor the rights and duties under this Agreement shall be assignable by either party hereto without the prior written consent of the other, provided that the Buyer may assign this Agreement or any or all of its right or duties hereunder to any Affiliate of the Buyer or to any lender to the Buyer or any subsidiary or Affiliate thereof as security for obligations to such lender.

No assignment hereunder shall in any way affect the parties' obligations or liabilities under this Agreement. Any purported assignment in violation of this
Section 7.11 shall be void.

            7.12. Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

            7.13. Severability. In the event that any provision of this Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either party.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       NA HOLDING CORPORATION


                                       By /s/Ralph A. Ford
                                          --------------------------------------
                                          Name: Ralph A. Ford
                                          Title: Secretary


                                       NFC PLC


                                       By /s/Jeremy Letchford
                                          --------------------------------------
                                          Name: Jeremy Letchford
                                          Title: Secretary

                                                                      SCHEDULE A

      A. Services to Be Provided Directly by NFC and its Affiliates

Jurisdiction                       Service                               Expiration Date            Fees
------------                       -------                               ---------------            ----
U.K./Europe              Real Estate

                         Full range of property services, including,     6 months from              (pound)6,000
                         upon consultation with the Buyer,               the Closing Date           per month **
                         providing the key interface with landlords
                         and negotiating leases, ensuring legality
                         and necessary review of property leases*
                         and providing consultancy service for
                         property search activities.

U.K./Europe              IT Services

                         E-mail related services, including              12 months from the         (pound)4,000
                         provision of a network "cloud" for              Closing Date               per month
                         transmission of external e-mails via
                         NFC's servers in Bedford and continued
                         provision of Lotus Notes for services of
                         Moving Services FCO Department.

                         IT Infrastructure services, including           18 months from the         (pound)1,200
                         provision of a network "cloud" for              Closing Date                per month
                         access to and printing from the Oracle
                         Financials System and e-mail communications
                         with Andersen Consulting in Bedford.

                         One-off implementation of network               N/A                        Total costs of up to
                         firewalls to provide security within 3                                     (pound)5,000 to be borne
                         months of the Closing Date                                                 equally between NFC and the
                                                                                                    Buyer, with excess to be borne
                                                                                                    by NFC

U.S.                     Communication link and e-mail related           12 months from the         (pound)650 per month
                         service, including provision of a network       Closing Date

                         "cloud" for the transmission of e-mails
                         to and from Moving Service Europe only via
                         NFC's servers in Columbus.

Europe/Canada            Pensions/Benefits

                         To the extent that Company Group                6 months from the          On same basis as prior to
                         employees participate in NFC-maintained         Closing Date               Closing Date
                         pension plans prior to the Closing Date,
                         continued participation in such plans,
                         subject to applicable law.

B.    Services to Be Provided by Third Party Providers

U.K.          Mobile Phones

              Short-dialling services for mobile phones       6 months from the          (pound)1,250 for 6 months
              to be provided under NFC's group                Closing Date
              contract with Vodaphone relating to the
              Mobex offering

              Access to Mobile extension's gateway via        6 months from the          (pound)211 per month
              BT FeatureNet node line provided under          Closing Date
              an NFC group contract with BT.

              Continued inclusion of UK members of            30 November 2000           (pound)1,040 per month
              the Company group in the NFC contract                                      (excluding handset charge
              with AAC Services Ltd.  The service
              provides for the management and related
              administration of mobile phones with the
              NFC group.  AAC's operating costs are
              covered through a charge levied of
              (pound)3.00 per handset per month. In
              addition, NFC covers the cost of
              accommodation, equipment, telephone charges
              etc. in Bedford.

              Aerophone supplies handsets via separate        Expiration date of         Nil
              contracts per handset direct to the user.       relevant contract
              The majority of the contracts with the
              Company Group expire in November 2001.
              Billing is direct to the user.

              NFC will use its reasonable efforts to          N/A                        Nil
              assist such member of the Company Group
              in entering into a renewal or alternative
              arrangement upon expiry or earlier
              termination of the contract with AAC.

Worldwide     Accounting

              Use of software and data processing and         6 months from the          (pound)2,000 per month
              other services to continue the present          Closing Date
              financial consolidation system for the
              Company Group (HYPERION)

NOTES:

      * Excluding legal support for mainland Europe outsourced prior to the Closing Date to existing third party service providers.
      ** Excluding all reasonable travelling, subsistence and disbursement expenses approved in accordance with Section 2.2. if required to be approved thereunder.
      + Subject to compatibility with and consent, if required, of the new insurers of Pickfords Limited.

Jurisdiction                   Service                               Expiration Date            Fees
------------                   -------                               ---------------            ----
U.K.                 Electricity

              (h)    Sites using less than 100KW per annum:          31 May 2000                Nil

                     Continued inclusion of the Company Group at those sites currently occupied by the Company Group and included in the NFC group contract with Norweb and reasonable efforts to secure the Company Group's inclusion in a new contract with NFC's chosen supplier of electricity for the period 1 June 2000 through 31 May 2001. (Invoicing direct between supplier and site.)

                     Sites using in excess of 100KW per annum:       30 September 2000          Nil

                     Continued inclusion in existing contract covering Enfield with London Electricity to expire on 30 September 1999 and inclusion of Southbury Road, Enfield with other NFC group companies in new contract agreed with Independent Energy to commence 1 October
                     1999. (Invoicing direct between supplier and site.)

U.K.                 Gas

                     Continued inclusion of Company Group site       31 December 1999           Nil
                     at Glasgow in NFC group gas contract with
                     Midland Sales (MEB). (Invoicing direct
                     between supplier and site.)

                     Continued inclusion of Company Group            31 December 2000           Nil
                     entities in existing NFC gas contract until
                     expiry of such contract on December 31, 1999
                     and NFC to use its reasonable endeavours to
                     include 5 sites of the Company Group -
                     namely Glasgow, Enfield, Nottingham x 2 and
                     Chesterfield (and such number of additional
                     sites as NFC may reasonably be able to
                     include) into a new contract with a chosen
                     supplier effective for 12 months commencing
                     1 January 2000.

U.K.                 Fuel

                     Provision of fuel on the same terms and         Two years from the         Same basis as during 12
                     conditions as provided during the 12 months     Closing Date               months prior to Closing Date
                     prior to the Closing Date.

                     Ferry Tariffs

                     Continued inclusion of the Company Group        31 December 1999           Nil
                     in NFC's agreed tariff rates with 16 ferry
                     operators. (Invoicing direct between
                     supplier and Group Company.)

                     At Buyer's option, NFC will use its             N/A                        Nil
                     reasonable efforts to include the Company
                     Group into the NFC group new tariff rates
                     agreement for the period from 1 January 2000
                     to 31 December 2000.

                     Stationery

                     Continued inclusion of the Company Group        Niceday:                   Nil
                     in the stationery supply contract with          29 February 2000
                     Guilbert Niceday and the contract for
                     printed forms with Londsale.                    Londsale:
                                                                     31 December 1999

                     NFC will use its reasonable efforts to          N/A                        Nil
                     include the Company Group in any future
                     stationery contract entered into by NFC in
                     respect of such stationery upon the renewal
                     of these contracts.

U.K.                 Tires and Trucks

                     To the extent that there have been NFC group    12 months from             Nil
                     procurement arrangements with respect to        Closing Date
                     tires during the past 12 months, continued
                     inclusion of the Company Group in such
                     arrangements.

                     NFC will use its reasonable efforts to          N/A                        Nil
                     include the Company Group in future group
                     procurement arrangements with respect to
                     tires that replace any such existing
                     arrangements.

                     To the extent that there have been NFC group    12 months from             Nil
                     tenders with respect to truck chassis and       Closing Date
                     bodies during the past 12 months, continued
                     inclusion of the Company Group in such
                     tenders.

                     NFC will use its reasonable efforts to          N/A                        Nil
                     include the Company Group in future group
                     procurement arrangements with respect to
                     truck chassis and bodies that replace any
                     such existing arrangements.